UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Tricom, S.A. (the "Issuer")
(Name of Issuer)
American Depositary Shares (“Tricom ADSs”) each representing one share of Class A Common Stock, par value RD$10 per share, of the Issuer
(Title of Class of Securities)

89612A100
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89612A100	Page 2 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Helú
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 3 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 4 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marco Antonio Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 5 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Patrick Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 6 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) María Soumaya Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 7 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Vanessa Paola Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 8 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Johanna Monique Slim Domit
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 9 of 13 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Inmobiliaria Carso, S.A. de C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH	6.	SHARED VOTING POWER -0-
REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (See Item 4(b))
12.	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89612A100	Page 10 of 13 Pages

Item 1.
(a)	Name of Issuer: Tricom, S.A.
(b)	Address of Issuer’s Principal Executive Offices: Avenida Lope de Vega No. 95 Santo Domingo, Dominican Republic
Item 2.
(a)

Name of Persons Filing:

This Statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the “Act”), by the persons listed below (the “Reporting Persons”).

(1)

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the issued and outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”).

(2)

Inmobiliaria, a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”), is a holding company with portfolio investments in various companies.

(b)

Address of Principal Business Office:

(i) The principal business address for each member of the Slim Family is:

Paseo de las Palmas 736
Colonia Lomas de Chapultepec
11000 México D.F.
México

(ii) Inmobiliaria’s principal business address is:

Avenida Insurgentes Sur #3500
Colonia Peña Pobre
Delegación Tlalpan
14060 México D.F.
México

(c)	Citizenship: Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a Mexican corporation.

CUSIP No. 89612A100	Page 11 of 13 Pages

(d)	Title of Class of Securities: American Depositary Shares, each representing one share (each a “Share”) of Class A Common Stock, par value RD$10 per share, of the Issuer.
(e)	CUSIP Number: 89612A100
Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a) Broker or dealer registered under Section 15 of the Act;

(b) Bank as defined in Section 3(a)(6) of the Act;

(c) Insurance company as defined in Section 3(a)(19) of the Act;

(d) Investment company registered under Section 8 of the Investment Company Act;

(e) Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

(j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4.	Ownership
(a)	Amount Beneficially Owned: As of the date of this filing, none of the Reporting Persons owns any Tricom ADS.
(b)	Percent of Class: The Tricom ADSs beneficially owned by the Reporting Persons constitute 0.0% of the issued and outstanding Shares.
(c)	Number of Shares as to which the person has:
(i) Sole power to vote or to direct the vote: -0-
(ii) Shared power to vote or to direct the vote: -0-
(iii) Sole power to dispose or to direct the disposition of: -0-
(iv) Shared power to direct the disposition of: -0-
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

CUSIP No. 89612A100	Page 12 of 13 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not applicable.
Item 8.	Identification and Classification of Members of the Group. Not applicable.
Item 9.	Notice of Dissolution of Group. Not applicable.
Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

The Powers of Attorney for the Slim Family and Inmobiliaria filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 are hereby incorporated herein by reference. The Joint Filing Agreement dated as of February 14, 2005 by and among the Slim Family, Inmobiliaria and Orient Star Holdings LLC (which has been subsequently merged into Inmobiliaria) filed as an exhibit to the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 is also hereby incorporated herein by reference.

CUSIP No. 89612A100	Page 13 of 13 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Carlos Slim Helú

Carlos Slim Domit	By: By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact
February 12, 2007
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez
Title: Attorney-in-Fact